Form 10-K, Exhibit 13
period 2001-12-31
WORLD MONITOR TRUST II SERIES F
filed 2002-03-27
CIK 1090702

                                                         2001
--------------------------------------------------------------------------------
World Monitor Trust II--Series F                         Annual
                                                         Report

                          LETTER TO LIMITED OWNERS FOR
                        WORLD MONITOR TRUST II--SERIES F

PricewaterhouseCoopers (LOGO)

                                       PricewaterhouseCoopers LLP
                                       1177 Avenue of the Americas
                                       New York, NY 10036
                                       Telephone (646) 471-4000
                                       Facsimile (646) 471-4100


                       Report of Independent Accountants

To the Managing Owner and Limited Owners of World Monitor Trust II--Series F

In our opinion, the accompanying statements of financial condition, including the condensed schedule of investments, and the related statement of operations, and changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust II--Series F at December 31, 2001 and 2000, and the results of its operations and changes in trust capital for the year ended December 31, 2001 and for the period from March 1, 2000 (commencement of operations) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.
These financial statements are the responsibility of the Managing Owner;
our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
January 25, 2002

                        WORLD MONITOR TRUST II--SERIES F
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                        ----------------------------
                                                                            2001            2000
----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                    $  11,860,858   $  7,697,248
Net unrealized gain on open futures contracts                                 549,442        434,309
                                                                        -------------   ------------
Total assets                                                            $  12,410,300   $  8,131,557
                                                                        -------------   ------------
                                                                        -------------   ------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Commissions and other transaction fees payable                          $      60,919   $     48,465
Redemptions payable                                                            52,294             --
Accrued expenses                                                               74,176         71,749
Management fee payable                                                         19,796         15,976
Incentive fee payable                                                             132         70,035
                                                                        -------------   ------------
Total liabilities                                                             207,317        206,225
                                                                        -------------   ------------
Commitments
Trust capital
Limited interests (113,525.333 and 73,387.895 interests outstanding)       12,079,558      7,845,159
General interests (1,160 and 750 interests outstanding)                       123,425         80,173
                                                                        -------------   ------------
Total trust capital                                                        12,202,983      7,925,332
                                                                        -------------   ------------
Total liabilities and trust capital                                        12,410,300      8,131,557
                                                                        -------------   ------------
                                                                        -------------   ------------
Net asset value per limited and general interests ('Interests')         $      106.40   $     106.90
                                                                        -------------   ------------
                                                                        -------------   ------------

--------------------------------------------------------------------------------

        The accompanying notes are an integral part of these statements.

                        WORLD MONITOR TRUST II--SERIES F
                          (a Delaware Business Trust)
                       CONDENSED SCHEDULE OF INVESTMENTS
                              At December 31, 2001

                                                                 Net Unrealized
                                                                   Gain (Loss)
                                                                    as a % of            Net Unrealized
Futures and Forward Contracts                                     Trust Capital            Gain (Loss)
--------------------------------------------------------------------------------------------------------
Futures contracts purchased:
     Interest rates                                                                         $ (27,465)
     Stock Indices                                                                             15,933
     Currencies                                                                               136,963
     Commodities                                                                               (4,008)
                                                                                         ---------------
          Net unrealized gain on futures contracts purchased           0.99%                  121,423
                                                                    -------              ---------------
Futures contracts sold:
     Interest rates                                                                            26,672
     Stock Indices                                                                              9,439
     Currencies                                                                               440,077
     Commodities                                                                              (48,169)
                                                                                         ---------------
          Net unrealized gain on futures contracts sold                3.51%                  428,019
                                                                    -------              ---------------
Net unrealized gain on futures contracts                               4.50%                $ 549,442
                                                                    -------              ---------------
                                                                    -------              ---------------


Settlement Currency--Futures Contracts
--------------------------------------------------------------
     British pound                                                    (0.05)%               $  (5,935)
     Euro                                                              0.19%                   23,472
     Japanese yen                                                     (0.20)%                 (24,956)
     Swiss franc                                                      (0.09)%                 (10,436)
     U.S. dollar                                                       4.65%                  567,297
                                                                                         ---------------
          Total                                                        4.50%                $ 549,442
                                                                    -------              ---------------
                                                                    -------              ---------------
--------------------------------------------------------------------------------------------------------
                     The accompanying notes are an integral part of this schedule.

                        WORLD MONITOR TRUST II--SERIES F
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                   For the period
                                                                                        from
                                                                                   March 1, 2000
                                                                                  (commencement of
                                                                 Year Ended        operations) to
                                                                December 31,        December 31,
                                                                    2001                2000
--------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                      $  563,535          $  404,222
Net unrealized gain/loss on open commodity positions                115,133             434,309
Interest income                                                     341,287             333,749
                                                              ----------------    ----------------
                                                                  1,019,955           1,172,280
                                                              ----------------    ----------------
EXPENSES
Commissions and other transaction fees                              655,865             350,702
Management fees                                                     205,169             111,401
Incentive fee                                                       113,844              70,035
General and administrative                                          110,646             131,840
                                                              ----------------    ----------------
                                                                  1,085,524             663,978
General and administrative expenses borne by the Managing
  Owner and its affiliates                                          (30,419)            (47,991)
                                                              ----------------    ----------------
Net expenses                                                      1,055,105             615,987
                                                              ----------------    ----------------
Net income (loss)                                                $  (35,150)         $  556,293
                                                              ----------------    ----------------
                                                              ----------------    ----------------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                                $  (34,511)         $  551,120
                                                              ----------------    ----------------
                                                              ----------------    ----------------
General interests                                                $     (639)         $    5,173
                                                              ----------------    ----------------
                                                              ----------------    ----------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL
INTEREST
Net income (loss) per weighted average limited and general
  interest                                                       $     (.36)         $     8.41
                                                              ----------------    ----------------
                                                              ----------------    ----------------
Weighted average number of limited and general interests
  outstanding                                                        97,182              66,146
                                                              ----------------    ----------------
                                                              ----------------    ----------------

--------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                               LIMITED        GENERAL
                                               INTERESTS      INTERESTS      INTERESTS       TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1999                   10.000     $   --          $ 1,000      $    1,000
Contributions                                  82,371.909      8,112,830       74,000       8,186,830
Net income                                                       551,120        5,173         556,293
Redemptions                                    (8,244.014)      (818,791)       --           (818,791)
                                              -----------     ----------     ---------     ----------
Trust capital--December 31, 2000               74,137.895      7,845,159       80,173       7,925,332
Contributions                                  60,246.577      6,305,309       53,215       6,358,524
Net loss                                                         (34,511)        (639)        (35,150)
Redemptions                                   (19,699.139)    (2,036,399)      (9,324)     (2,045,723)
                                              -----------     ----------     ---------     ----------
Trust capital--December 31, 2001              114,685.333     12,079,558      123,425      12,202,983
                                              -----------     ----------     ---------     ----------
                                              -----------     ----------     ---------     ----------

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

                        WORLD MONITOR TRUST II--SERIES F
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust II (the 'Trust') is a business trust organized under the laws of Delaware on April 22, 1999. The Trust consists of three separate and distinct series ('Series'): Series D, E and F. Series D, E and F commenced trading operations on March 13, 2000, April 6, 2000 and March 1, 2000, respectively, and each Series will continue to exist until terminated pursuant to the provisions of Article XIII of the First Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts, and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI') which, in turn, is an indirect wholly owned subsidiary of Prudential Financial, Inc. PSI is the selling agent for the Trust as well as its commodity broker ('Commodity Broker').

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

   Initially, the Limited Interests for each Series were offered for a period of up to 180 days after the date of the Prospectus ('Initial Offering Period') at $100 per Interest. The subscription minimum of $5,000,000 for each Series was reached during the Initial Offering Period permitting, Series D, E and F to commence trading operations. Series F completed its initial offering March 1, 2000 with gross proceeds of $5,185,012, which was fully allocated to commodities trading. Until the Subscription Maximum for each Series is reached, each Series' Limited Interests will continue to be offered on a weekly basis at the then current net asset value per Interest ('Continuous Offering Period').

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

Exchanges, Redemptions and Termination

   Interests owned in one series of the Trust (Series D, E or F) may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Limited Interests in those Series are being offered to the public. Exchanges are made at the applicable Series' then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request is effected. The exchange of Interests is treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the other Series.

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

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income (loss) per weighted average limited and general interests. The weighted average limited and general interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such period.

   Series F has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

   Certain balances from the prior period have been reclassified to conform with the current financial statement presentation.

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

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee ('AcSEC') issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as Series F. Under the new requirements, Series F is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on Series F's financial position or results of operations.

C. Fees

Organizational and offering costs

   PSI or its affiliates paid the costs of organizing Series F and continue to pay the costs of offering its Limited Interests.

General and administrative costs

   Routine legal, audit, postage, and other routine third party administrative costs are paid by Series F. Additionally, Series F pays the administrative costs incurred by the Managing Owner or its affiliates for services they perform for Series F which include, but are not limited to, those costs discussed in Note D below. However, to the extent that general and administrative costs incurred by Series F exceed 1.5% of Series F's net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts will be borne by the Managing Owner and its affiliates.

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

D. Related Parties

   Series F reimburses the Managing Owner or its affiliates for services they perform for Series F which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. However, to the extent that general and administrative expenses exceed 1.5% of Series F's net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts will be borne by the Managing Owner and its affiliates. Because general and administrative expenses exceeded such limitations, a portion of the expenses related to services the Managing Owner performed for Series F for the year ended December 31, 2001 and for the period from March 1, 2000 (commencement of operations) to December 31, 2000 have been borne by the Managing Owner and its affiliates. Additionally, PSI or its affiliates paid the costs of organizing Series F and continue to pay the costs of offering its Limited Interests.

   The expenses incurred by Series F for services performed by the Managing Owner and its affiliates for Series F were:

                                                                                     For the period
                                                                                          from
                                                                                     March 1, 2000
                                                                  Year ended        (commencement of
                                                                 December 31,        operations) to
                                                                     2001                 2000
                                                               ----------------     ----------------
        Commissions                                                $614,066             $332,814
        General and administrative                                   57,893               81,740
                                                               ----------------     ----------------
                                                                    671,959              414,554
        General and administrative expenses borne by the
          Managing Owner and its affiliates                         (30,419)             (47,991)
                                                               ----------------     ----------------
                                                                   $641,540             $366,563
                                                               ----------------     ----------------
                                                               ----------------     ----------------

   Expenses payable to the Managing Owner and its affiliates (which are included in accrued expenses) as of December 31, 2001 and 2000 were $21,805 and $25,109, respectively.

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

   As of December 31, 2001, a non-U.S. affiliate of the Managing Owner owned
54.037 Limited Interests of Series F.

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

Market risk

   Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series F's net assets being traded, significantly exceeds Series F's future cash requirements since Series F intends to close out its open positions prior to settlement. As a result, Series F is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series F considers the 'fair value' of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with Series F's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when Series F enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series F to unlimited risk.

   Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series F holds and the liquidity and inherent volatility of the markets in which Series F trades.

Credit risk

   When entering into futures or forward contracts, Series F is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, if Series F enters into forward transactions, the sole counterparty is PSI, Series F's commodity broker. Series F has entered into a master netting agreement with PSI and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series F's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series F.

   The Managing Owner attempts to minimize both credit and market risks by requiring Series F and its trading advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts that are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among Series F, the Managing Owner and the trading advisor, Series F shall automatically terminate the trading advisor if the net asset value allocated to the Trading Advisor declines by 40% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Trust Agreement provides that Series F will liquidate its positions, and eventually dissolve, if Series F experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the trading advisor as it, in good faith, deems to be in the best interests of Series F.

   PSI, when acting as Series F's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series F all assets of Series F relating to domestic futures trading (subject to the opt out provisions discussed below) and is not allowed to commingle such assets with other assets of PSI. At December 31, 2001, such segregated assets totalled $6,694,325. Part 30.7 of the CFTC regulations also requires PSI to secure assets of Series F related to foreign futures trading which totalled $5,715,975 at December 31, 2001.

   The CFTC promulgated rules that allow futures commission merchants to permit certain customers, including Series F, to opt out of segregation with regard to trading on certain exchanges, but PSI has not done so to date. If Series F were to opt out, its funds could be held in a broader, and potentially riskier, range of investments than are allowed for segregated funds.

   As of December 31, 2001, Series F's open futures contracts mature within one year.

   The following table presents the fair value of futures contracts at December 31, 2000:

                                                                    2000
                                                          ------------------------
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

G. Financial Highlights

                                                                                Year ended
                                                                             December 31, 2001
                                                                             -----------------
   Performance per Interest
     Net asset value, beginning of period                                         $106.90
                                                                             -----------------
     Net realized gain and change in net unrealized gain/loss on commodity
        transactions                                                                 6.90
     Interest income                                                                 3.64
     Net expenses                                                                  (11.04)
                                                                             -----------------
     Net decrease for the period                                                     (.50)
                                                                             -----------------
     Net asset value, end of period                                               $106.40
                                                                             -----------------
                                                                             -----------------
   Total return                                                                     (0.47)%
   Ratio to average net assets
     Interest income                                                                 3.36%
     Net expenses, including incentive fees of 1.12%                                10.40%

   These financial highlights represent the overall results of Series F during 2001. An individual interest owner's actual results may differ depending on the timing of contributions and redemptions.

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

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                        WORLD MONITOR TRUST II--SERIES F
                          (a Delaware Business Trust)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series F commenced operations on March 1, 2000 with gross proceeds of $5,185,012 allocated to commodities trading. Additional contributions raised through the continuous offering for the year ended December 31, 2001 and for the period from March 1, 2000 (commencement of operations) to December 31, 2001 resulted in additional gross proceeds to Series F of $6,358,524 and $9,361,342, respectively. Additional Limited Interests of Series F will continue to be offered on a weekly basis at the net asset value per Interest until the subscription maximum is sold.

   Limited Interests in Series F may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions of Limited interests and general interests for the year ended December 31, 2001 were $2,036,399 and $9,324, respectively, and for the period from March 1, 2000 (commencement of operations) to December 31, 2001 were $2,855,190 and $9,324, respectively. Additionally, Interests owned in any series of World Monitor Trust II (Series D, E or F) may be exchanged, without any charge, for Interests of one or more other series of World Monitor Trust II on a weekly basis for as long as Limited Interests in those series are being offered to the public. Future contributions, redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2001, 100% of Series F's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for trading in commodities. Inasmuch as the sole business of Series F is to trade in commodities, Series F continues to own such liquid assets to be used as margin. PSI credits Series F with interest income on 100% of its average daily equity maintained in cash in its accounts with PSI during each month at the 13-week Treasury bill discount rate. This rate is determined weekly by PSI and represents the rate awarded to all bidders during each week's auction of 13-week Treasury bills.

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

Results of Operations

   Series F commenced trading operations on March 1, 2000, and as such, a comparative analysis of the 2001 full year results versus the 2000 partial year results is not meaningful. However, Series F's asset levels have increased since the commencement of operations primarily from additional contributions and favorable trading performance offset, in part, by redemptions. The rising asset levels have led to increases in the amount of interest earned by Series F as well as commissions and other transaction fees and management fees incurred.

   The net asset value per Interest as of December 31, 2001, was $106.40, a decrease of 0.47% from the December 31, 2000 net asset value per Interest of $106.90 which was an increase of 6.90% from the March 1, 2000 initial net asset value per Interest of $100.00. The Zurich Fund/Pool Qualified Universe Index (formerly the MAR Fund/Pool Index), which tracked the performance of 272 futures funds at December 31, 2001, and returned 7.52% and 9.33% for the year ended December 31, 2001 and for the March through December 2000 period, respectively. Past performance is not necessarily indicative of future results.

   Series F's gross trading gains for the year ended December 31, 2001 and for the period from March 1, 2000 (commencement of operations) to December 31, 2000, were $679,000 and $839,000, respectively. Due to the nature of Series F's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the trading results for the year ended December 31, 2001 is presented below.

   Net gains for Series F were experienced in the currency, interest rate and index sectors. Losses were experienced in the energy and metal sectors.

   In foreign exchange markets, the U.S. dollar rose slightly against many foreign currencies during the first half of the year, reflecting expectations that some of those economies might be adversely affected by slower economic growth in the United States. Additionally, the U.S. dollar strengthened as investors around the globe felt that it was the safest currency in this time of economic uncertainty. Gains resulted from short Australian dollar, British pound and Swiss franc positions as these currencies fell against the U.S. dollar. Short Japanese yen positions also resulted in gains during the first quarter as the yen fell due to continued signs of weakness in the Japanese economy and expectations that the Bank of Japan would reinstate its zero-interest rate policy. The U.S. dollar fell against most major currencies during the third quarter, particularly the Japanese yen, the euro and the Swiss franc. The U.S. dollar's downward trend against many currencies accelerated after the September 11th attacks. As a result of the attacks, many investors switched exposure from the U.S. dollar to other currencies which rose against the U.S. dollar resulting in gains for long Swiss franc and Australian dollar positions. The U.S. dollar strengthened slightly towards year-end amid hopes of a recovery in the U.S. economy.

   In light of the rapid weakening in economic expansion and deterioration in business and consumer confidence, the U.S. Federal Reserve (the 'Fed') followed a relatively aggressive policy, lowering interest rates three times during the first quarter of 2001. Other central banks followed the Fed's lead lowering interest rates as well. Interest rate instruments trended upward throughout most of the second and third quarters as major central banks cut short-term interest rates in an attempt to bolster slowing economies. The bond market rally continued in the wake of September 11th as the Fed moved to inject liquidity into the economy, cutting interest rates 50 basis points on September 17th to 3%. This move was soon followed by the Central Bank of Canada, the European Central Bank and Swiss National Central Bank who also lowered their rates 50 basis points. U.S. and European interest rate instruments began the fourth quarter up as data indicated persistent weakness in the U.S. economy. In an effort to stimulate the economy, the Fed lowered interest rates by 50 basis points in October and again in early November. The European Central Bank and the Bank of England each cut rates by 50 basis points in November. In mid-November, some positive economic news, the fall of Kabul, Afghanistan and an announcement by the U.S. Treasury regarding the cessation of sales of 30-year bonds, resulted in one of the greatest reversals the U.S. bond market has seen in recent times. Interest rates climbed sharply in the U.S. and Europe causing bond prices to fall. In December, the Fed lowered rates by another 25 basis points and bond prices climbed slightly. Gains in long euro and Japanese bond positions during the first and third quarters offset losses incurred during the second and fourth quarters of the year resulting in net gains for the interest rate sector.

   Equity markets performed poorly across the board during the first half of the year as foreign stock markets generally followed the downtrend of the U.S. markets. Technology stocks led this market downturn and the NASDAQ fell to its lowest level in nearly two years. Losses in the Dow Jones and NASDAQ brought these indices under the key 10,000 and 2,000 levels, respectively, with the DAX, FTSE, CAC-40 and Nikkei experiencing similar losses. Short positions in the Nikkei Dow and NASDAQ resulted in gains during the first quarter. The terrorist attacks of September 11th further weakened sluggish U.S. and global economies plunging equity markets downward throughout the world in the week following the attacks. The Dow Jones industrial average suffered its worst percentage loss since the Great Depression due to uncertainty about how the economy would perform as a result of these attacks and other threats of terrorism. U.S. equity indices recovered somewhat at the end of September as interest rate cuts by the Fed and fiscal stimuli by Congress combined to help stimulate an economic rebound. Global equity markets followed suit rebounding from earlier lows as well. U.S. and global equity markets rallied in November amid positive developments in the war in Afghanistan and sentiment that the U.S. economy might be emerging from its recession. Equity markets reversed in December providing a negative return for the second consecutive year. Gains in short equity index positions during the first and third quarters of the year offset losses incurred during the second and fourth quarters producing net gains for the index sector.

   Energy prices generally remained high throughout most of the first quarter of 2001. Crude oil prices increased in January as OPEC announced a likely 5% cut in production. During the second quarter, energy prices fell in response to growing inventory levels of crude oil and related products. Energy prices peaked sharply immediately after the September 11th attacks amid worries of a potential interruption in supplies. Prices soon reversed course as concerns of decreased demand caused by a global economic recession outweighed fears of scarcity. Two weeks after the attacks, oil prices plunged more than 12% to a 22-month low of $23 a barrel. OPEC leaders announced that with prices within their $22 to $28 a barrel target, they saw no need to alter output and assured that there will be no disruption in supplies. Fear of continued terrorist attacks, sluggish economies and mild winter weather continued to limit growth in global demand for oil during the fourth quarter. A coordinated cut in oil output by OPEC and non-OPEC producers was agreed upon as OPEC tried to regain control of crude oil prices. Heating and crude oil positions incurred losses during the first three quarters of the year resulting in net losses for the fund in this sector.

   Gold prices rallied to a ten-month high in May before reversing course amid rumors that Russia would sell a portion of its gold reserve. Long gold positions incurred losses for Series F. during the fourth quarter metal prices fell amid decreased demand due to weak global economic conditions. Long aluminum and nickel positions incurred losses.

   Interest income is earned on the average daily equity maintained in cash with PSI at the 13-week Treasury bill discount rate and, therefore, varies weekly according to interest rates, trading performance, contributions and redemptions. Interest income for the year ended December 31, 2001 and the period from March 1, 2000 (commencement of operations) to December 31, 2000 was $341,000 and $334,000, respectively. As discussed above, the increase in interest income during 2001 versus 2000 was due primarily to the difference in the length of the 2001 and 2000 periods covered as well as higher overall net asset levels. However, lower overall interest rates in 2001 as compared with interest rates in 2000 offset most of the increase.

   Commissions are calculated on Series F's net asset value at the end of each week and therefore, vary according to weekly trading performance, contributions and redemptions. Other transaction fees consist of National Futures Association, exchange and clearing fees as well as floor brokerage costs and give-up charges, which are based on the number of trades the Trading Advisor executes, as well as which exchange, clearing firm or bank on, or through, which the contract is traded. Commissions and other transaction fees for the year ended December 31, 2001 and the period from March 1, 2000 (commencement of operations) to December 31, 2000 were $656,000 and $351,000, respectively.

   All trading decisions for Series F are made by Campbell & Company, Inc. (the 'Trading Advisor'). Management fees are calculated on Series F's net asset value at the end of each week, and therefore, are affected by weekly trading performance, contributions and redemptions. Management fees for the year ended December 31, 2001 and the period from March 1, 2000 (commencement of operations) to December 31, 2000 were $205,000 and $111,000, respectively.

   Incentive fees are based on the 'New High Net Trading Profits' generated by the Trading Advisor, as in the Advisory Agreement among Series F, the Managing Owner and the Trading Advisor. Incentive fees generated for the year ended December 31, 2001 and the period from March 1, 2000 (commencement of operations) to December 31, 2000 were $114,000 and $70,000, respectively.

   General and administrative expenses for the year ended December 31, 2001 and the period from March 1, 2000 (commencement of operations) to December 31, 2000 were $111,000 and $132,000, respectively. These expenses are before reimbursements of costs incurred by the Managing Owner on behalf of Series F, in addition to accounting, audit, tax and legal fees as well as printing and postage costs related to reports sent to limited owners. To the extent that general and administrative expenses exceed 1.5% of Series F's net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts are borne by the Managing Owner and its affiliates. Because applicable expenses exceeded these limits, a portion of these expenses have been borne by the Managing Owner and its affiliates, resulting in a net cost to Series F of $80,000 and $84,000, respectively.

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee ('AcSEC') issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as Series F. Under the new requirements, Series F is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on Series F's financial position or results of operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of Series F from inception through December 31, 2001.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2001 was $65.

   Series F's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        World Monitor Trust II--Series F/0TH
        Peck Slip Station
        P.O. Box 2303
        New York, New York 10273-0005

0TH                                             PRESORTED
Peck Slip Station                               STANDARD
P.O. Box 2303                                 U.S. POSTAGE
New York, NY 10273-0005                           PAID
                                             Automatic Mail




PFT1/17152