Form 10-K, Exhibit 13
period 2002-12-31
WORLD MONITOR TRUST II SERIES F
filed 2003-03-18
CIK 1090702

                                                         2002
--------------------------------------------------------------------------------
World Monitor Trust II--                                 Annual
Series F                                                 Report

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

In our opinion, the accompanying statements of financial condition, including the condensed schedules of investments, and the related statements of operations, and changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust II--Series F at December 31, 2002 and 2001, and the results of its operations for the years ended December 31, 2002 and 2001 and for the period from March 1, 2000 (commencement of operations) to December 31, 2000, and changes in trust capital for the three years ended December 31, 2002, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
February 24, 2003

                        WORLD MONITOR TRUST II--SERIES F
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                        ----------------------------
                                                                            2002            2001
----------------------------------------------------------------------------------------------------

ASSETS

Cash in commodity trading accounts                                      $  22,062,970   $ 11,860,858

Net unrealized gain on open futures contracts                                 843,705        549,442
                                                                        -------------   ------------

Total assets                                                            $  22,906,675   $ 12,410,300
                                                                        -------------   ------------
                                                                        -------------   ------------

LIABILITIES AND TRUST CAPITAL

Liabilities

Commissions and other transaction fees payable                          $     117,938   $     60,919

Redemptions payable                                                                --         52,294

Accrued expenses                                                               98,802         74,176

Management fee payable                                                         38,860         19,796

Incentive fee payable                                                              --            132
                                                                        -------------   ------------

Total liabilities                                                             255,600        207,317
                                                                        -------------   ------------

Commitments

Trust capital

Limited interests (188,782.991 and 113,525.333 interests outstanding)      22,420,673     12,079,558

General interests (1,940 and 1,160 interests outstanding)                     230,402        123,425
                                                                        -------------   ------------

Total trust capital                                                        22,651,075     12,202,983
                                                                        -------------   ------------

Total liabilities and trust capital                                        22,906,675     12,410,300
                                                                        -------------   ------------
                                                                        -------------   ------------

Net asset value per limited and general interests                       $      118.76   $     106.40
                                                                        -------------   ------------
                                                                        -------------   ------------

--------------------------------------------------------------------------------

        The accompanying notes are an integral part of these statements.

                        WORLD MONITOR TRUST II--SERIES F
                          (a Delaware Business Trust)
                       CONDENSED SCHEDULE OF INVESTMENTS

                                                December 31, 2002                   December 31, 2001
                                         --------------------------------    --------------------------------
                                         Net Unrealized                      Net Unrealized
                                          Gain (Loss)                         Gain (Loss)
                                           as a % of       Net Unrealized      as a % of       Net Unrealized
Futures Contracts                        Trust Capital      Gain (Loss)      Trust Capital      Gain (Loss)
-------------------------------------------------------------------------------------------------------------
Futures contracts purchased:
     Interest rates                                          $  271,175                           $(27,465)
     Stock Indices                                               (4,115)                            15,933
     Currencies                                               1,204,100                            136,963
     Commodities                                                 23,010                             (4,008)
                                             ------        --------------        ------        --------------
          Net unrealized gain on
          futures contracts purchased          6.60%          1,494,170            0.99%           121,423
                                                           --------------                      --------------
Futures contracts sold:
     Interest rates                                                  --                             26,672
     Stock Indices                                               43,901                              9,439
     Currencies                                                (695,153)                           440,077
     Commodities                                                    787                            (48,169)
                                                           --------------                      --------------
          Net unrealized gain (loss)
          on futures contracts sold           (2.87)           (650,465)           3.51            428,019
                                             ------        --------------        ------        --------------
Net unrealized gain on futures
  contracts                                    3.73%         $  843,705            4.50%          $549,442
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------

Settlement Currency--Futures Contracts
--------------------------------------
     British pound                              .12%         $   25,746           (0.05)%         $ (5,935)
     Canadian Dollar                            .01               3,147              --                 --
     Euro                                       .52             118,446            0.19             23,472
     Hong Kong                                  .04               8,854              --                 --
     Japanese yen                               .26              58,542           (0.20)           (24,956)
     Swiss franc                                .08              16,992           (0.09)           (10,436)
     U.S. dollar                               2.70             611,978            4.65            567,297
                                             ------        --------------        ------        --------------
          Total                                3.73%         $  843,705            4.50%          $549,442
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
-------------------------------------------------------------------------------------------------------------
                       The accompanying notes are an integral part of these statements.

                        WORLD MONITOR TRUST II--SERIES F
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                       For the period
                                                                                            from
                                                                                       March 1, 2000
                                                                                      (commencement of
                                                       Year Ended      Year Ended      operations) to
                                                      December 31,    December 31,      December 31,
                                                          2002            2001              2000
------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions            $3,644,035      $  563,535        $  404,222
Net unrealized gain/loss on open commodity
  positions                                               294,263         115,133           434,309
Interest income                                           260,121         341,287           333,749
                                                      ------------    ------------    ----------------
                                                        4,198,419       1,019,955         1,172,280
                                                      ------------    ------------    ----------------
EXPENSES
Commissions and other transaction fees                  1,031,024         655,865           350,702
Management fees                                           327,694         205,169           111,401
Incentive fee                                             532,634         113,844            70,035
General and administrative                                144,892         110,646           131,840
                                                      ------------    ------------    ----------------
                                                        2,036,244       1,085,524           663,978
General and administrative expenses borne by the
  Managing Owner and its affiliates                       (21,971)        (30,419)          (47,991)
                                                      ------------    ------------    ----------------
Net expenses                                            2,014,273       1,055,105           615,987
                                                      ------------    ------------    ----------------
Net income (loss)                                      $2,184,146      $  (35,150)       $  556,293
                                                      ------------    ------------    ----------------
                                                      ------------    ------------    ----------------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                      $2,162,029      $  (34,511)       $  551,120
                                                      ------------    ------------    ----------------
                                                      ------------    ------------    ----------------
General interests                                      $   22,117      $     (639)       $    5,173
                                                      ------------    ------------    ----------------
                                                      ------------    ------------    ----------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                     $    14.83      $     (.36)       $     8.41
                                                      ------------    ------------    ----------------
                                                      ------------    ------------    ----------------
Weighted average number of limited and general
  interests outstanding                                   147,269          97,182            66,146
                                                      ------------    ------------    ----------------
                                                      ------------    ------------    ----------------

------------------------------------------------------------------------------------------------------


                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1999                 10.000     $   --          $  1,000      $     1,000
Contributions                                82,371.909       8,112,830       74,000        8,186,830
Net income                                                      551,120        5,173          556,293
Redemptions                                  (8,244.014)       (818,791)       --            (818,791)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2000             74,137.895       7,845,159       80,173        7,925,332
Contributions                                60,246.577       6,305,309       53,215        6,358,524
Net loss                                                        (34,511)        (639 )        (35,150)
Redemptions                                 (19,699.139)     (2,036,399)      (9,324 )     (2,045,723)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2001            114,685.333      12,079,558      123,425       12,202,983
Contributions                                98,830.881      10,710,334       84,860       10,795,194
Net income                                                    2,162,029       22,117        2,184,146
Redemptions                                 (22,793.223)     (2,531,248)       --          (2,531,248)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2002            190,722.991     $22,420,673     $230,402      $22,651,075
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------

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

                        WORLD MONITOR TRUST II--SERIES F
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust II (the 'Trust') is a business trust organized under the laws of Delaware on April 22, 1999. The Trust consists of three separate and distinct series ('Series'): Series D, E and F. Series D, E and F commenced trading operations on March 13, 2000, April 6, 2000 and March 1, 2000, respectively, and each Series will continue to exist until terminated pursuant to the provisions of Article XIII of the Second Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts, and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI') which, in turn, is an indirect wholly owned subsidiary of Prudential Financial, Inc. ('Prudential'). PSI is the selling agent for the Trust as well as its commodity broker ('Commodity Broker').

   In February 2003, Prudential and Wachovia Corp. ('Wachovia') announced an agreement to combine each company's respective retail securities brokerage and clearing operations within a new firm, which will be headquartered in Richmond, Virginia. Under the agreement, Prudential will have a 38% ownership interest in the new firm and Wachovia will own 62%. The transaction, which includes the securities brokerage, securities clearing, and debt capital markets operations of PSI, but does not include the equity sales, trading and research operations or commodity brokerage and derivative operations of PSI, is anticipated to close in the third quarter of 2003. The Managing Owner, as well as the Commodity Broker, will continue to be indirect wholly owned subsidiaries of Prudential.

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

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded. Net unrealized gain or loss on open contracts denominated in foreign currencies and foreign currency holdings are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

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

New accounting guidance

   In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 ('FIN 45'), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which Series F adopted at December 31, 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. Consistent with standard business practices in the normal course of business, Series F has provided general indemnifications to the Managing Owner, its Trading Advisor and others when they act, in good faith, in the best interests of Series F. Series F is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

C. Fees

Organizational and offering costs

   PSI or its affiliates paid the costs of organizing Series F and will continue to pay all costs of offering its Limited Interests.

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

D. Related Parties

   Series F reimburses the Managing Owner or its affiliates for services they perform for Series F which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. However, to the extent that general and administrative expenses exceed 1.5% of Series F's net asset value during the year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts will be borne by the Managing Owner and its affiliates. Because general and administrative expenses exceeded such limitations, a portion of the expenses related to services the Managing Owner performed for Series F, other than brokerage services, during the years ended December 31, 2002 and 2001 and for the period from March 1, 2000 (commencement of operations) to December 31, 2000 have been borne by the Managing Owner and its affiliates. Additionally, PSI or its affiliates paid the costs of organizing Series F and will continue to pay all costs of offering its Limited Interests.

   The expenses incurred by Series F for services performed by the Managing Owner and its affiliates for Series F were:

                                                                                       For the period
                                                                                            from
                                                                                       March 1, 2000
                                                     Year ended       Year ended      (commencement of
                                                    December 31,     December 31,      operations) to
                                                        2002             2001               2000
                                                    ------------     ------------     ----------------
Commissions                                          $  977,143        $614,066           $332,814
General and administrative                               77,174          57,893             81,740
                                                    ------------     ------------     ----------------
                                                      1,054,317         671,959            414,554
General and administrative expenses borne by the
  Managing Owner and its affiliates                     (21,971)        (30,419)           (47,991)
                                                    ------------     ------------     ----------------
                                                     $1,032,346        $641,540           $366,563
                                                    ------------     ------------     ----------------
                                                    ------------     ------------     ----------------

   Expenses payable to the Managing Owner and its affiliates (which are included in accrued expenses) as of December 31, 2002 and 2001 were $42,289 and $21,805, respectively.

   All of the proceeds of the offering of Series F are received in the name of Series F and are deposited in trading or cash accounts at PSI. Series F's assets are maintained with PSI for margin purposes. Series F receives interest income on 100% of its average daily equity maintained in its accounts with PSI during each month at the 13-week Treasury bill discount rate.

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

Credit risk

   When entering into futures or forward contracts, Series F is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by Series F as PSI, Series F's commodity broker, is the sole counterparty. Series F has entered into a master netting agreement with PSI and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series F's contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of Seres F's contracts may result in greater loss than non-performance on all of Series F's contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series F.

   The Managing Owner attempts to minimize both credit and market risks by requiring Series F and its trading advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts that are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among Series F, the Managing Owner and the trading advisor, Series F shall automatically terminate the trading advisor if the net asset value allocated to the Trading Advisor declines by 40% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Trust Agreement provides that Series F will liquidate its positions, and eventually dissolve, if Series F experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the trading advisor as it, in good faith, deems to be in the best interest of Series F.

   PSI, when acting as Series F's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series F all assets of Series F relating to domestic futures trading and is not permitted to commingle such assets with other assets of PSI. At December 31, 2002, such segregated assets totalled $6,062,662. Part 30.7 of the CFTC regulations also requires PSI to secure assets of Series F related to foreign futures trading which totalled $16,844,013 at December 31, 2002. There are no segregation requirements for assets related to forward trading.

   As of December 31, 2002, all of Series F's open futures contracts mature within one year.

G. Financial Highlights

                                                              Year ended           Year ended
                                                           December 31, 2002    December 31, 2001
                                                           -----------------    -----------------
Performance per Interest
  Net asset value, beginning of period                          $106.40              $106.90
                                                           -----------------    -----------------
  Net realized gain and change in net unrealized
     gain/loss on commodity transactions                          23.99                 6.90
  Interest income                                                  1.77                 3.64
  Net expenses                                                   (13.40)              (11.04)
                                                           -----------------    -----------------
  Net increase (decrease) for the period                          12.36                 (.50)
                                                           -----------------    -----------------
  Net asset value, end of period                                $118.76              $106.40
                                                           -----------------    -----------------
                                                           -----------------    -----------------
Total return                                                      11.62%               (0.47)%
Ratio to average net assets
  Interest income                                                  1.62%                3.36%
  Net expenses, including incentive fees of 3.32% and
     1.12%, respectively                                          12.54%               10.40%

      These financial highlights represent the overall results of Series F during the years ended December 31, 2002 and 2001. An individual interest owner's actual results may differ depending on the timing of contributions and redemptions.

--------------------------------------------------------------------------------

      I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Steven Weinreb
     Chief Financial Officer
--------------------------------------------------------------------------------

                        WORLD MONITOR TRUST II--SERIES F
                          (a Delaware Business Trust)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series F commenced operations on March 1, 2000 with gross proceeds of $5,185,012 allocated to commodities trading. Additional contributions raised through the continuous offering from the sales of Interests for the years ended December 31, 2002 and 2001 and for the period from March 1, 2000 (commencement of operations) to December 31, 2002 resulted in additional gross proceeds to Series F of $10,795,194, $6,358,524 and $20,156,536, respectively. Additional
Limited Interests of Series F will continue to be offered on a weekly basis at the net asset value per Interest until the subscription maximum is sold.

   Limited Interests in Series F may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions of Limited interests for the years ended December 31, 2002 and 2001 were $2,531,248 and $2,036,399, respectively. Redemptions of General interests for the year ended December 31, 2001 was $9,324. There were no redemptions of general interests for the year ended December 31, 2002. Redemptions of Limited interests and general interests for the period from March 1, 2000 (commencement of operations) to December 31, 2002 were $5,386,438 and $9,324, respectively. Additionally, Interests owned in any series of World Monitor Trust II (Series D, E or F) may be exchanged, without any charge, for Interests of one or more other series of World Monitor Trust II on a weekly basis for as long as Limited Interests in those series are being offered to the public. Future contributions, redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2002, 100% of Series F's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for trading in commodities. Inasmuch as the sole business of Series F is to trade in commodities, Series F continues to own such liquid assets to be used as margin. PSI credits Series F with interest income on 100% of its average daily equity maintained in its accounts with PSI during each month at the 13-week Treasury bill discount rate.

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

   Since Series F's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). Series F's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of Series F's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond Series F's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring Series F and its trading advisor to abide by various trading limitations and policies which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with Series F's futures contracts.

   Series F does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 2002, was $118.76, an increase of 11.62% from the December 31, 2001 net asset value per Interest of $106.40 which was a decrease of 0.47% from the December 31, 2000 net asset value per Interest of $106.90. The CISDM Fund/Pool Qualified Universe Index (formerly known as the Zurich Fund/Pool Qualified Universe Index) returned 11.99% and 7.52% for the years ended December 31, 2002 and 2001, respectively. The CISDM Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Account Reports, LLC. Past performance is not necessarily indicative of future results.

   Series F's trading gains before commissions and related fees for the years ended December 31, 2002 and 2001 and for the period from March 1, 2000 (commencement of operations) to December 31, 2000 were $3,938,000, $679,000 and $839,000, respectively. Due to the nature of Series F's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the trading results for the year ended December 31, 2002 is presented below.

   Net losses for Series F were experienced in the energy and metals sectors. Profits were the result of gains in the financial, currency, and index sectors.

   Energy markets were volatile at the beginning of the year, but rose toward the first quarter-end as the escalating conflict in the Middle East prompted fears of an interruption in supplies. This, together with hopes for increased U.S. energy demand due to a recovering economy, reinforced the normal seasonal upward pressure on energy prices. Energy prices declined in the second quarter amid increased U.S. stock suggesting ample supply for the summer season and anticipation that Russia would discontinue output restrictions. Energy markets climbed through the end of the year as fears of impending war with Iraq and the Venezuelan oil strike pushed crude oil prices up significantly. Crude oil rose from the low $201s per barrel earlier in the year to approximately $30 a barrel at year-end. Gains made in the first and third quarter from long heating oil, crude oil and natural gas positions did not offset losses incurred throughout the year.

   Gold and other precious metals soared throughout most of the first half of the year in response to weaknesses in the U.S. dollar and global equity markets and instability in the Middle East. Base metals also began the year on a rise as global economic activity showed signs of recovery. Gold prices reversed at second quarter-end as a result of profit taking by traders and the sentiment that U.S. and Japanese central banks would support the U.S. dollar. Gold ended the year above $300 an ounce. Base metal prices fell in the second half of the year due to weak economies and decreased industrial production. Gains earned by long gold positions in the first and last quarters of the year were not sufficient to offset second and third quarter losses.

   Global bond markets trended lower through most of the first quarter amid growing prospects for imminent interest rate hikes by central banks. In the U.S., interest rates rose towards the end of the first quarter in response to stronger than expected economic data and indications that the U.S. Federal Reserve Bank (the 'Fed') would lean towards increasing rates in the near future. Short U.S. Treasury bond positions in the first quarter resulted in gains. The Fed kept rates unchanged at 1.75% throughout the first three quarters of the year. Other central banks, including the European Central Bank and the Bank of Japan, generally followed the lead of the Fed leaving rates unchanged and foreign bond markets rose as well. In the second half of the year, the Japanese bond market was particularly strong as the Japanese economy continued to struggle with recession and investors fled to bonds for safety. Global bond prices in the fourth quarter were slightly weaker as interest rates rose in response to the stock market rally and optimism on economic prospects. This trend reversed when the Fed cut interest rates by 50 basis points to 1.25%, a new 40-year low, at its first quarterly meeting in November. This was the first rate cut of 2002, following 11 cuts in 2001. The Fed also switched its economic outlook for the near future from a bias toward 'economic weakness' to 'balanced'. U.S., Japanese and European bond markets ended the year strong resulting in net gains for long U.S. Treasury, Japanese and European bond positions.

   In foreign exchange markets, the U.S. dollar began the year strong against most major foreign currencies as the U.S. economy exhibited signs of recovery. The trend reversed in the second quarter as weak U.S. economic growth in relation to other economies and concerns regarding accounting irregularities in major U.S. corporations drove the dollar downward. Most European currencies and the euro were weak early in the year but rallied in March amid hopes of an economic recovery. In the third quarter, the euro surpassed parity with the U.S. dollar as investors1 desire for U.S. assets decreased, but ended the quarter lower. The British pound rose against the U.S. dollar early in the year amid perceived strength in the British economy and gained as a result of positive economic data. Towards the end of the year, the U.S. dollar began the quarter up amid evidence of a firming U.S. economy, but traded lower against many major foreign currencies in December. The market reacted to the sluggish U.S. economy, weaker foreign demand for the U.S. dollar and expectations of war with Iraq. Long euro, Australian dollar and New Zealand/U.S. dollar cross-rate positions resulted in gains.

   Equity indexes began the year choppy due to a continuing weak economy and concerns about balance sheet reporting and accounting irregularities. Positive data and hopes of an economic recovery boosted stock markets towards the middle of the first quarter. However, as investor confidence collapsed in response to concerns about accounting transparency at some firms, heightened tension in the Middle East, and decreased corporate sales and profits, global equity markets moved sharply lower throughout the second quarter. This resulted in investors re-evaluating their outlook for a near-term economic recovery. Equity markets rallied in mid October, triggered by a surge of global economic optimism, but fell once again towards the end of the year providing a negative return for the third consecutive year. Overall, equity markets around the world showed poor performance for 2002. In the U.S., the Dow Jones Industrial Average was down 16.76% for the year while the S&P 500 was down 23.37%. The London FTSE returned a negative 24.48% and the Hong Kong Hang Seng Index ended the year down 18.21%. Overall, short positions in the London FTSE, EURSTOX 50 and EUR DAX Indexes resulted in gains.

   Increasing overall average net asset levels have led to corresponding increases in commissions and management fees incurred by Series F. Series F's average net asset levels were significantly higher during the year ended December 31, 2002 as compared to the prior year, primarily from additional contributions and favorable trading performance during 2002 offset, in part, by redemptions during 2002. Series F's average net asset levels were higher during the year ended December 31, 2001 as compared to the period from March 1, 2000 (commencement of operations) to December 31, 2000, primarily from additional contributions during 2000 and 2001 and favorable trading performance in the Fourth Quarter of 2000 offset, in part, by redemptions during 2001. Additionally, there was a full year of operations in 2001 as compared to ten months in the period ended December 31, 2000.

   Interest income is earned on the average daily equity maintained in its accounts with PSI at the 13-week Treasury bill discount rate and, therefore, varies weekly according to interest rates, trading performance, contributions and redemptions. Interest income decreased $81,000 for the year ended December 31, 2002 as compared to 2001 primarily due to the overall decrease in interest rates during 2002 offset, in part, by the increase in net assets as discussed above. Interest income increased $8,000 for the year ended December 31, 2001 as compared to the period from March 1, 2000 (commencement of operations) to December 31, 2000 primarily due to the difference in the length of the 2001 and 2000 periods covered as well as higher overall net asset levels as discussed above. However, lower overall interest rates in 2001 as compared with interest rates in 2000 offset most of the increase.

   Commissions are calculated on Series F's net asset value at the end of each week and therefore, vary according to weekly trading performance, contributions and redemptions. Other transaction fees consist of National Futures Association, exchange and clearing fees as well as floor brokerage costs and give-up charges, which are based on the number of trades the Trading Advisor executes, as well as which exchange, clearing firm or bank on, or through, which the contract is traded. Commissions and other transaction fees increased $375,000 for the year ended December 31, 2002 as compared to 2001 and increased $305,000 for the year ended December 31, 2001 as compared to the period from March 1, 2000 (commencement of operations) to December 31, 2000 due to the increase in net asset levels discussed above.

   All trading decisions for Series F are made by Campbell & Company, Inc. (the 'Trading Advisor'). Management fees are calculated on Series F's net asset value at the end of each week, and therefore, are affected by weekly trading performance, contributions and redemptions. Management fees increased $123,000 for the year ended December 31, 2002 as compared to 2001 and increased $94,000 for the year ended December 31, 2001 as compared to the period from March 1, 2000 (commencement of operations) to December 31, 2000 due to the increase in net asset levels discussed above.

   Incentive fees are based on the 'New High Net Trading Profits' generated by the Trading Advisor, as defined in the Advisory Agreement among Series F, the Managing Owner and the Trading Advisor. Incentive fees incurred during the years ended December 31, 2002 and 2001 and the period from March 1, 2000 (commencement of operations) to December 31, 2000 were $533,000, $114,000 and $70,000, respectively.

   General and administrative expenses for the years ended December 31, 2002 and 2001 and the period from March 1, 2000 (commencement of operations) to December 31, 2000 were $145,000, $111,000 and $132,000, respectively. These expenses include accounting, audit, tax and legal fees as well as printing and postage costs related to reports sent to limited owners and are before reimbursements of costs incurred by the Managing Owner on behalf of Series F. To the extent that general and administrative expenses exceed 1.5% of Series F's net asset value during such year (with a maximum of 0.5% attributable to other than legal and audit expenses) such amounts are borne by the Managing Owner and its affiliates. Because applicable expenses exceeded these limits, a portion of these expenses have been borne by the Managing Owner and its affiliates, resulting in a net cost to Series F of $123,000, $80,000 and $84,000, respectively. The net cost to Series F has been increasing primarily as a result of applying these limitations to increasing net asset levels as discussed above.

Inflation

   Inflation has had no material impact on operations or on the financial condition of Series F from inception through December 31, 2002.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2002 was $76.

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



9N17220