Form 10-K/A, Exhibit 13
period 2004-12-31
WORLD MONITOR TRUST II SERIES F
filed 2005-03-31
CIK 1090702

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

See accompanying notes.

WORLD MONITOR TRUST II – SERIES F

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2004 and 2003

	2004		2003
	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures Contracts
Futures contracts purchased:
Commodities	0.04%	$15,155	0.46%	$216,704
Currencies	0.00%	0	5.44%	2,567,100
Interest rates	0.00%	0	1.28%	601,792
Stock indices	0.00%	0	(0.05)%	(22,073)

Net unrealized gain on futures contracts purchased	0.04%	15,155	7.13%	3,363,523

Futures contracts sold:
Commodities	(0.08)%	$(29,400)	0.00%	$0
Currencies	0.00%	0	(2.41)%	(1,137,680)
Interest rates	0.00%	0	(0.11)%	(53,076)

Net unrealized (loss) on futures contracts sold	(0.08)%	(29,400)	(2.52)%	(1,190,756)

Net unrealized gain (loss) on futures contracts	(0.04)%	$(14,245)	4.61%	$2,172,767

Settlement Currency – Futures Contracts

Futures Contracts
British pound	0.00%	$0	0.01%	$5,939
Canadian dollar	0.00%	0	0.01%	4,827
Euro	0.00%	0	0.53%	248,109
U.S. dollar	(0.04)%	(14,245)	4.06%	1,913,892

Total futures contracts	(0.04)%	$(14,245)	4.61%	$2,172,767

See accompanying notes.

WORLD MONITOR TRUST II – SERIES F

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
NET INCOME FROM TRUST OPERATIONS:
REVENUES
Realized	$9,843,539	$7,670,051	$3,644,035
Change in unrealized	(2,187,012)	1,329,062	294,263
Interest income	536,027	404,652	260,121

Total revenues	8,192,554	9,403,765	4,198,419

EXPENSES
Brokerage commissions and other transaction fees	2,793,900	2,530,623	1,031,024
Management fees	832,901	814,398	327,694
Incentive fees	1,869,690	1,113,425	532,634
General and administrative	284,658	135,814	144,892

Total expenses	5,781,149	4,594,260	2,036,244

General and administrative expenses borne by the Managing Owner and and its affiliates	0	0	(21,971)

Net expenses	5,781,149	4,594,260	2,014,273

NET INCOME FROM TRUST OPERATIONS	2,411,405	4,809,505	2,184,146

NET (LOSS) ALLOCATED FROM WMT CAMPBELL POOL L.L.C.:
REVENUES
Realized	(150,540)	0	0
Change in unrealized	(609,080)	0	0
Interest income	37,190	0	0

Total revenues	(722,430)	0	0

EXPENSES
Brokerage commissions and other transaction fees	23,265	0	0
Management fee	59,979	0	0

Total expenses	83,244	0	0

NET (LOSS) ALLOCATED FROM WMT CAMPBELL POOL L.L.C.	(805,674)	0	0

NET INCOME	$1,605,731	$4,809,505	$2,184,146

NET INCOME PER WEIGHTED AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income per weighted average limited and Managing Owner interest	$5.31	$15.90	$14.83

Weighted average number of limited and Managing Owner interests outstanding	302,585	302,407	147,269

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

	2004	2003	2002
Per Interest Performance (for an interest outstanding throughout the entire year)

Net asset value per interest at beginning of year	$139.26	$118.76	$106.40

Net realized gain (loss) and change in net unrealized gain on commodity transactions (1), (3)	21.88	35.31	23.99
Interest income (1), (3)	1.89	1.36	1.77
Expenses (1), (3)	(19.34)	(16.17)	(13.40)

Net increase for the year	4.43	20.50	12.36

Net asset value per interest at end of year	$143.69	$139.26	$118.76

Total Return
Total Return before incentive fees	6.84%	20.08%	14.94%
Incentive fees	(3.66)%	(2.82)%	(3.32)%

Total return after incentive fees	3.18%	17.26%	11.62%

Supplemental Data

Ratios to average net asset value:(3)
Net investment gain (loss) before incentive fees (2)	7.91%	(7.79)%	(7.61)%

Incentive fees	(3.66)%	(2.82)%	(3.32)%

Net investment gain (loss) after incentive fees (2)	4.25%	(10.61)%	(10.93)%

Interest income	1.31%	1.02%	1.62%

Incentive fees	3.66%	2.82%	3.32%

Other expenses	9.10%	8.81%	9.23%

Total expenses	12.76%	11.63%	12.55%

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