Form 10-K, Exhibit 13
period 2005-12-31
WORLD MONITOR TRUST II SERIES F
filed 2006-04-03
CIK 1090702

WORLD MONITOR TRUST II – SERIES F

ANNUAL REPORT

December 31, 2005

WORLD MONITOR TRUST II – SERIES F

The financial statements are comprised of Section I, containing the financial statements of World Monitor Trust II – Series F as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003, and Section II, containing the financial statements of WMT Campbell Pool L.L.C. as of December 31, 2005 and 2004 and for the year ending December 31, 2005 and the period December 6, 2004 (commencement of operations) to December 31, 2004.

SECTION I

SECTION II

Financial statements of WMT Campbell Pool L.L.C. as of

December 31, 2005 and 2004 and for the year ending December 31, 2005 and the period December 6, 2004 (commencement of operations) to December 31, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust II – Series F

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of World Monitor Trust II Series F (the “Trust”) as of December 31, 2005, and the related statements of operations and changes in Unitholders’ capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the years ended December 31, 2004 and 2003, including the condensed schedule of investments for 2004, were audited by other auditors whose reports dated March 25, 2005 and January 23, 2004, respectively, expressed unqualified opinions on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of the Trust at December 31, 2005, and the results of its operations and changes in Unitholders’ capital for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 29, 2006

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

/s/ PricewaterhouseCoopers LLP

New York, New York

January 23, 2004

WORLD MONITOR TRUST II – SERIES F

STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash in commodity trading accounts	$405,744	$207,960
Net unrealized gain (loss) on open futures contacts Investment in WMT Campbell Pool L.L.C. (99.57% and 100.01% of net asset value, respectively)	0 36,596,444	(14,245 38,915,521)
Redemption receivable from WMT Campbell Pool L.L.C.	279,989	253,805

Total assets	$37,282,177	$39,363,041

LIABILITIES
Accrued expenses	$72,190	$168,833
Commissions and other transaction fees payable	224,437	229,374
Incentive fee payable	1,631	0
Management fee payable	0	15,470
Redemption payable	228,956	38,804

Total liabilities	527,214	452,481

TRUST CAPITAL
Limited interests (231,089.673 and 267,999.193 interests outstanding) at December 31, 2005 and 2004	36,375,919	38,509,087
Managing Owner interests (2,408 and 2,794 interests outstanding) at December 31, 2005 and 2004	379,044	401,473

Total trust capital	36,754,963	38,910,560

Total liabilities and trust capital	$37,282,177	$39,363,041

See accompanying notes.

WORLD MONITOR TRUST II – SERIES F

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2005 and 2004

	2005		2004
Futures Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	0.00%	$0	0.04%	$15,155
Currencies	0.00%	0	0.00%	0
Interest rates	0.00%	0	0.00%	0
Stock indices	0.00%	0	0.00%	0

Net unrealized gain on futures contracts purchased	0.00%	0	0.04%	15,155

Futures contracts sold:
Commodities	0.00%	0	(0.08)%	$(29,400)
Currencies	0.00%	0	0.00%	0
Interest rates	0.00%	0	0.00%	0

Net unrealized (loss) on futures contracts sold	0.00%	0	(0.08)%	(29,400)

Net unrealized gain (loss) on futures contracts	0.00%	$0	(0.04)%	$(14,245)

See accompanying notes.

WORLD MONITOR TRUST II – SERIES F

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
NET INCOME FROM TRUST OPERATIONS:
REVENUES
Realized	$(13,519)	$9,843,539	$7,670,051
Change in unrealized	14,245	(2,187,012)	1,329,062
Interest income	9,818	536,027	404,652

Total revenues	10,544	8,192,554	9,403,765

EXPENSES
Brokerage commissions and other transaction fees	2,258,446	2,793,900	2,530,623
Management fees	0	832,901	814,398
Incentive fees	1,631	1,869,690	1,113,425
General and administrative	145,873	284,658	135,814

Total expenses	2,405,950	5,781,149	4,594,260

NET INCOME FROM TRUST OPERATIONS	(2,395,406)	2,411,405	4,809,505

NET INCOME/(LOSS) ALLOCATED FROM WMT CAMPBELL POOL L.L.C.:
REVENUES
Realized	6,205,301	(150,540)	0
Change in unrealized	(620,885)	(609,080)	0
Interest income	1,171,788	37,190	0

Total revenues	6,756,204	(722,430)	0

EXPENSES
Brokerage commissions and other transaction fees	185,316	23,265	0
Management fee	750,884	59,979	0

Total expenses	936,200	83,244	0

NET INCOME (LOSS) ALLOCATED FROM WMT CAMPBELL POOL L.L.C.	5,820,004	(805,674)	0

NET INCOME	$3,424,598	$1,605,731	$4,809,505

NET INCOME PER WEIGHTED AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income per weighted average limited and Managing Owner interest	$13.48	$5.31	$15.90

Weighted average number of limited and Managing Owner interests outstanding	253,984	302,585	302,407

See accompanying notes.

WORLD MONITOR TRUST II – SERIES F

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2005, 2004 and 2003

	Interests	Limited Interests	Managing Owner Interests	Total
Trust capital at December 31, 2002	190,722.991	$22,420,673	$230,402	$22,651,075
Contributions	188,246.340	24,857,209	226,491	25,083,700
Redemptions	(40,407.022)	(5,362,718)	(34,304)	(5,397,022)
Net income for the year ended December 31, 2003		4,760,155	49,350	4,809,505

Trust capital at December 31, 2003	338,562.309	46,675,319	471,939	47,147,258
Redemptions	(67,769.116)	(9,755,584)	(86,845)	(9,842,429)
Net income for the year ended December 31, 2004		1,589,352	16,379	1,605,731

Trust capital at December 31, 2004	270,793.193	38,509,087	401,473	38,910,560
Contributions	52.464	8,642	0	8,642
Redemptions	(37,347.984)	(5,529,361)	(59,476)	(5,588,837)
Net income for the year ended December 31, 2005		3,387,551	37,047	3,424,598

Trust capital at December 31, 2005	233,497.673	$36,375,919	$379,044	$36,754,963

Net Asset Value per Limited and Managing Owner Interest
December 31,
2005	2004	2003
$157.41	$143.69	$139.26

See accompanying notes.

WORLD MONITOR TRUST II – SERIES F

NOTES TO FINANCIAL STATEMENTS

Note 1.	ORGANIZATION

A.	General Description of the Trust

World Monitor Trust II – (the “Trust”) is a business trust organized under the laws of Delaware on April 22, 1999. The Trust consists of three separate and distinct series (“Series”): Series D, E and F. Series D, E and F commenced trading operations on March 13, 2000, April 6, 2000 and March 1, 2000, respectively, and each Series will continue to exist until terminated pursuant to the provisions of Article XIII of the Third Amended and Restated Declaration of Trust and Trust Agreement (the “Agreement”). The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company.

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

Effective December 6, 2004, Series F contributed its net assets to WMT Campbell Pool L.L.C. (the “Company”) and received a Voting Membership Interest in the Company. The Company was formed to function as an aggregate trading vehicle. The sole members of the Company are Series F and World Monitor Trust – Series A (“Series A”). Preferred is the Managing Owner of Series A and has been delegated administrative authority over the operations of the Company. The Company engages in the speculative trading of futures and forwards contracts. The financial statements of the Company, including the condensed schedule of investments, are included in Section II of these financial statements and should be used in conjunction with Series F’s financial statements.

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

Up to $50,000,000 of Limited Interests in each Series (“Limited Interests”) were being offering (totaling $150,000,000) (“Subscription Maximum”), until each Series’ Subscription Maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Limited Interests as discussed below. Interests were offered to investors who met certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account), although the minimum purchase for any single Series is $1,000. General Interests were sold exclusively to the Managing Owner. Limited Interests and General Interests are sometimes referred to as “Interests”.

Initially, the Limited Interests for each Series were offered for a period of up to 180 days after the date of the Prospectus (“Initial Offering Period”) at $100 per Interest. The subscription minimum of $5,000,000 for each Series was reached during the Initial Offering Period permitting Series D, E and F to commence trading operations. Series F completed its initial offering March 1, 2000 with gross proceeds of $5,185,012, which was fully allocated to commodities trading. Series E and F’s interests were offered until they substantially achieved their subscription maximum of $50,000,000 on the sale of Limited Interests during June 2003 and July 2003, respectively. In addition, since July 2003, the weekly offering of interests in Series D has been suspended. Accordingly, at this time, interests may not be offered or exchanged. During 2005, the Managing Owner redeemed 52.464 Interests in excess of the redemption request, which were subsequently re-issued to the limited interest holder.

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

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded, and receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

D.	Profit and Loss Allocations and Distributions

Series F allocates profits and losses for both financial and tax reporting purposes to its Interest holders weekly on a pro rata basis based on each owner’s Interests outstanding during the week. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders. The Managing Owner does not presently intend to make any distributions.

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

Effective with Series F’s investment in the Company on December 6, 2004, Series F is allocated its proportionate share of the Company’s management fees on a pro rata basis based on Series F’s pro rata capital in the Company. Incentive fees are based on each partners profit and loss, net of any loss carry forward, at each partners respective fund level.

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

The expenses incurred by Series F for services performed by the Managing Owner and its affiliates for Series F were:

	2005	2004	2003
Commissions	$2,255,022	$2,659,997	$2,425,900
General and administrative	16,311	181,984	71,466

	$2,271,333	$2,841,981	$2,497,366

Expenses payable to the Managing Owner and its affiliates (which are included in accrued expenses) as of December 31, 2005 and 2004 were $224,437 and $229,374, respectively.

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

Series F, acting through its investment in the Trading Vehicle, may execute over-the-counter, spot, forward and/or option foreign exchange transactions with its broker (PEG through December 31, 2003, PFD effective January 1, 2004). The respective broker engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. Prior to December 6, 2004, over-the-counter currency transactions were conducted between PFD and Series F pursuant to a line of credit.

Note 5.	INVESTMENT IN WMT CAMPBELL POOL L.L.C.

Effective December 6, 2004, Series F invested a substantial portion of its assets in WMT Campbell Pool L.L.C. Series F’s investment in the Company represents approximately 94% and 93% of the net asset value of the Company at December 31, 2005 and 2004, respectively. The investment in the Company is subject to the Organization Agreement of the Company.

Summarized information for this investment is as follows:

	Net Asset Value January 1, 2005	Investments	Gain/ (Loss)	Redemption	Net Asset Value December 31, 2005
WMT Campbell Pool L.L.C.	$38,915,521	$0	$5,820,004	$(8,139,081)	$36,596,444

	Net Asset Value January 1, 2004	Investments	(Loss)	Redemption	Net Asset Value December 31, 2004
WMT Campbell Pool L.L.C.	$0	$39,975,000	$(805,674)	$(253,805)	$38,915,521

Series F may make additional contributions to, or redemptions from, the Company on a weekly basis.

Note 6.	INCOME TAXES

There have been no differences between the tax basis and book basis of Interest holders’ capital since inception of the Trust.

Note 7.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

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

Credit Risk

When entering into futures or forward contracts, Series F is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, the clearinghouse is backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions, entered into by Series F as Series F’s commodity broker (as defined in Note 4), is the sole counterparty. Series F has entered into a master netting agreement with its broker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series F’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of Series F’s contracts may result in greater loss than non-performance on all of Series F’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series F.

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

Series F’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series F all assets of Series F relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2005 and 2004, such segregated assets totaled $348 and $12,161, respectively. Part 30.7 of the CFTC regulations also requires Series F’s futures commission merchant to secure assets of Series F related to foreign futures trading which totaled $0 and $181,554 at December 31, 2005 and 2004, respectively. There are no segregation requirements for assets related to forward trading.

WORLD MONITOR TRUST II – SERIES F

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 8.	FINANCIAL HIGHLIGHTS

The following information presents per interest operating performance data and other supplemental financial data for the years ended December 31, 2005, 2004 and 2003. This information has been derived from information presented in the financial statements.

	2005	2004	2003
Per Interest Performance
(for an interest outstanding throughout the entire year)
Net asset value per interest at beginning of year	$143.69	$139.26	$118.76

Net realized gain and change in net unrealized gain on commodity transactions (1),(3)	22.22	21.88	35.31
Interest income (1),(3)	4.65	1.89	1.36
Expenses (1),(3)	(13.15)	(19.34)	(16.17)

Net increase for the year	13.72	4.43	20.50

Net asset value per interest at end of year	$157.41	$143.69	$139.26

Total Return
Total return before incentive fees	9.55%	6.84%	20.08%
Incentive fees	0.00%	(3.66)%	(2.82)%

Total return after incentive fees	9.55%	3.18%	17.26%

Supplemental Data

Ratios to average net asset value:(3)
Net investment (loss) before incentive fees (2)	(5.77)%	7.91%	(7.79)%
Incentive fees	0.00%	(3.66)%	(2.82)%

Net investment (loss) after incentive fees	(5.77)%	4.25%	(10.61)%

Interest income	3.16%	1.31%	1.02%

Incentive fees	0.00%	3.66%	2.82%
Other expenses	8.93%	9.10%	8.81%

Total expenses	8.93%	12.76%	11.63%

Total returns are calculated based on the change in value of an interest during the year. An individual interestholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)	Interest income per interest and expenses per interest are calculated by dividing interest income and expenses by the weighted average number of interests outstanding during the period. Net realized gain and change in net unrealized gain on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per interest with the other per interest information.
(2)	Represents interest income less total expenses (exclusive of incentive fee).
(3)	For the year ended December 31, 2005 and 2004, includes the Trust’s proportionate share of income and expenses of WMT Campbell Pool L.L.C.

SECTION II

WMT CAMPBELL POOL L.L.C.

ANNUAL REPORT

December 31, 2005

WMT CAMPBELL POOL L.L.C.

TABLE OF CONTENTS

PAGES
Independent Auditor’s Report – Deloitte & Touche LLP	1

Independent Auditor’s Report – Arthur F. Bell, Jr. & Associates, L.L.C.	2

Financial Statements

Statements of Financial Condition	3

Condensed Schedule of Investments	4

Statements of Operations	5

Statements of Changes in Members’ Capital (Net Asset Value)	6

Notes to Financial Statements	7 –11

INDEPENDENT AUDITOR’S REPORT

To the Managing Owner and Members of

WMT Campbell Pool L.L.C.

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of WMT Campbell Pool L.L.C. (the “Company”) as of December 31, 2005, and the related statements of operations and changes in Unitholders’ capital for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the year ended December 31, 2004, including the condensed schedule of investments for 2004, were audited by another auditor whose report dated March 25, 2005, expressed unqualified opinions on those statements.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States), and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2005, and the results of its operations and changes in Unitholders’ capital for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 29, 2006

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

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland

March 25, 2005

WMT CAMPBELL POOL L.L.C.

STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
ASSETS
Equity in broker trading accounts
Cash in commodity trading accounts	$40,427,991	$42,836,462
Net unrealized (loss) on open contracts	(1,270,180)	(657,261)
Interest receivable	0	40,442

Total assets	$39,157,811	$42,219,643

LIABILITIES
Commissions payable	$5,377	$435
Management fee payable	78,910	64,650
Redemptions payable	316,109	258,271

Total liabilities	400,396	323,356

Commitments
MEMBERS’ CAPITAL (Net Asset Value)
Member A	2,160,971	2,980,766
Member F	36,596,444	38,915,521

Total members’ capital (Net Asset Value)	38,757,415	41,896,287

Total liabilities and members’ capital	$39,157,811	$42,219,643

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

CONDENSED SCHEDULE OF INVESTMENTS

December 31, 2005 and 2004

	2005		2004
Futures Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	(0.88)%	$(340,904)	(0.06)%	$(25,083)
Currencies	0.00%	0	(1.01)%	(425,541)
Interest rates	0.03%	13,407	0.13%	56,691
Stock indices	(0.06)%	(24,587)	0.69%	289,217

Net unrealized (loss) on futures contracts purchased	(0.91)%	(352,084)	(0.25)%	(104,716)

Futures contracts sold:
Commodities	0.00%	0	(0.01)%	(5,788)
Currencies	0.00%	0	(1.41)%	(594,763)
Interest rates	0.67%	258,268	0.11%	48,006
Stock indices	(0.02)%	(9,379)	0.00%	0

Net unrealized gain (loss) on futures contracts sold	0.65%	248,889	(1.31)%	(552,545)

Net unrealized (loss) on futures contracts	(0.26)%	$(103,195)	(1.56)%	$(657,261)

Forward Contracts

Forward contracts purchased:
Net unrealized (loss) on forward contracts purchased	(2.71)%	$(1,048,402)	0.00%	$0

Forward contracts sold:
Net unrealized (loss) on forward contracts sold	(0.30)%	(118,583)	0.00%	0

Net unrealized (loss) on forward contracts	(3.01)%	$(1,166,985)	0.00%	$0

Net unrealized (loss) on futures and forward contracts		$(1,270,180)		$(657,261)

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2005 and

For the Period December 6, 2004 (commencement of operations) to December 31, 2004

	2005	2004
REVENUES
Realized	$6,569,223	$(161,686)
Change in unrealized	(612,919)	(657,261)
Interest income	1,249,612	40,442

Total revenues	7,205,916	(778,505)

EXPENSES
Commissions	197,880	25,092
Management fee	801,735	64,650

Total expenses	999,615	89,742

NET INCOME (LOSS)	$6,206,301	$(868,247)

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (NET ASSET VALUE)

For the Year Ended December 31, 2005 and

For the Period December 6, 2004 (commencement of operations) to December 31, 2004

	Members’ Capital
	Member A	Member F	Total
Balances at December 6, 2004 (commencement of operations)	$0	$0	$0
Additions	3,100,000	39,975,000	43,075,000
Net (loss) for the period December 6, 2004 (commencement of operations) to December 31, 2004	(62,573)	(805,674)	(868,247)
Redemptions	(56,661)	(253,805)	(310,466)

Balances at December 31, 2004	2,980,766	38,915,521	41,896,287
Net gain (loss) for the year ended December 31, 2005	386,297	5,820,004	6,206,301
Redemptions	(1,206,092)	(8,139,081)	(9,345,173)

Balances at December 31, 2005	$2,160,971	$36,596,444	$38,757,415

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS

Note 1.	ORGANIZATION

A.	General Description of the Company

WMT Campbell Pool L.L.C. (the “Company”) is a limited liability company organized under the laws of Delaware on November 3, 2004 and commenced trading operations on December 6, 2004. The Company was formed to engage in the speculative trading of a diversified portfolio of futures contracts, options on futures contracts and forward currency contracts and may, from time to time, engage in cash and spot transactions. Preferred Investment Solutions Corp. (“Preferred”) is the Managing Owner of the Company. The Company currently consists of two members: World Monitor Trust – Series A (“Member A”) and World Monitor Trust II – Series F (“Member F”) (collectively, the “Members”). Preferred is also the Managing Owner of each of the Members. Upon making the initial capital contribution, each Member received Voting Membership Interests.

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

Commodity futures and foreign exchange transactions are reflected in the accompanying statement of financial condition on the trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the financial statements in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. The values which will be used by the Company for open forward positions will be provided by its administrator, who obtains market quotes from data vendors and third parties. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on transactions are recognized in the period in which the contracts are closed. Brokerage commissions include other trading fees and are charged to expense when incurred.

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

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded, and receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

The Company allocates profits and losses for both financial and tax reporting purposes to its Members weekly on a pro rata basis based on each Member’s pro rata capital in the Company during the week. Distributions (other than redemptions of capital) may be made at the sole discretion of the Members on a pro rata basis in accordance with the Members’ respective capital balances. The Company has not and does not presently intend to make any distributions.

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

A.	Organizational, General and Administrative Costs

Preferred has paid the costs associated with organizing the Company. Under the WMT Campbell Pool L.L.C. Organization Agreement, Preferred may allocate administrative costs of the Company to the Members. Administrative costs include legal, audit, postage and other routine third party administrative costs. For the year ended December 31, 2005 and for the period ended December 31, 2004, administrative costs of approximately $5,000 and $20,000, respectively, were incurred by Preferred on behalf of the Company.

B.	Management and Incentive Fees

The Company pays the Trading Advisor a management fee at an annual rate of 2% of the Company’s Net Assets determined as of the close of business each Friday. The sum of the amounts determined each Friday will be paid monthly. For purposes of determining the management fee, any distributions, redemptions or reallocation of assets made as of the last Friday of each week shall be added back to the assets and there shall be no reduction for (i) the weekly management fees calculated or (ii) any accrued but unpaid incentive fees due the Trading Advisor.

Additionally, the members of the Company pay the Trading Advisor an incentive fee of 22% (the “Incentive Fee”) of “New High Net Trading Profits” (as defined in the Advisory Agreement). The incentive fee will accrue weekly and be paid quarterly. The incentive fee is accrued and paid at the member level.

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

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

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

When entering into futures or forward contracts, the Company is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, a clearinghouse is backed by its corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other bond, there is a concentration risk on forward transactions entered into by the Company as the Companies commodity broker is the sole counterparty. The Company has entered into a master netting agreement with its broker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statement of financial condition. The amount at risk associated with counterparty non-performance of all of the Company’s contracts is the net unrealized gain included in the statement of financial condition; however, counterparty non-performance on only certain of the Company’s contracts may result in greater loss than non-performance on all of the Company’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Company.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

B.	Credit Risk (Continued)

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

The Company’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Company all assets of the Company relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2005 and 2004, such segregated assets totaled $4,041,188 and $5,765,078, respectively. Part 30.7 of the CFTC regulations also requires the Company’s futures commission merchant to secure assets of the Company related to foreign futures trading which totaled $39,656 and $36,414,123 at December 31, 2005 and 2004, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2005, all open futures contracts mature within nine months.

Note 7.	FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Company for the year ended December 31, 2005 and for the period December 6, 2004 (commencement of operations) to December 31, 2004. This information has been derived from information presented in the financial statements.

	2005		2004
	Member A	Member F	Member A	Member F
Total return(1)	17.17%	16.98%	(2.05)%	(2.05)%
Total expenses(2)	(2.47)%	(2.51)%	(2.00)%	(2.00)%

Net investment income (loss)(2)	.62%	.63%	(0.75)%	(0.75)%

Total return and ratios to average net asset value are calculated for Members’ capital taken as a whole. An individual Member’s total return and ratios may vary from the above return and ratios based on the timing of subscriptions and redemptions.

(1)	Not annualized.
(2)	Annualized.